                                                              EXHIBIT 10(l)
                                 AGREEMENT

      AGREEMENT made May 23, 1985 (as amended January 2, 1987; January 12, 1988; February 8, 1988; and February 4, 1994) between Stanhome Inc., a Massachusetts corporation with its principal place of business at 333 Western Avenue, Westfield, Massachusetts ("Stanhome") and Allan G. Keirstead of 26 Longfellow Road, Holyoke, Massachusetts ("Employee").

      In consideration of the mutual agreements hereinafter contained, the parties agree as follows:

      1. Normal Retirement.

         (a) Subject to the provisions of paragraph 9 below, if Employee retires on or after November 17, 2009 Stanhome will pay him each month for the duration of his life deferred compensation equal to 1/12 of (i) 50% of the average annual compensation received by him in the 5 most highly compensated years of his final 10 years of employment, as determined under paragraph 5 below, less (ii) 50% of his annual Primary Social Security Benefit, as hereinafter defined.

         (b) The monthly benefit determined under subparagraph (a) above shall be reduced by the value of the monthly retirement benefit, if any, which Employee is entitled to receive from any other qualified or non-qualified plan maintained by Stanhome (excluding (i) the portion, if any, of such benefit based on Employee's contributions to such plan, and (ii) employer contributions to any 401(k) Plan) commencing at such time as Employee first becomes eligible to receive such benefit, provided, however, that any such reduction attributable to the Stanhome Inc. Pension Plan shall be in an amount such that Employee and his spouse, if she survives him, will each receive no less benefit under this Contract and the Pension Plan in combination than he or she would have received under the Pension Plan above or under the Contract alone before the Pension Plan was adopted.

      For purposes hereof, the value of the monthly retirement benefit of any amount which Employee is entitled to receive from a defined contribution plan based on Stanhome's contributions thereto, shall be determined as of the time of Employee's termination by reference to the annuity table set forth in Exhibit A attached. It is recognized by the parties that prior to Employee's termination there may be changes of sufficient importance in one or more of the assumptions upon which this table is based to make appropriate the use of an alternative table. In such case, Stanhome may substitute an alternative table but only upon the written recommendation of an independent nationally recognized firm of compensation consultants, as may be selected by it, and after written notice to the Employee.

         (c) In the event that any portion of an annual contribution made by Stanhome to its profit-sharing plan on the Employee's behalf has been used to purchase a life insurance policy or policies for the Employee's benefit, then for purposes of sub-paragraph 1(b) the value of the retirement benefit which Employee is entitled to receive from such plan shall be deemed to be the amount he would have been entitled to receive assuming such contribution instead had been invested in the same manner and charged with the same expenses as the remainder of such annual contribution.

      2. Early Retirement. Subject to the provisions of subparagraph 2(d) and paragraph 9 below:

            (a) If Employee's employment terminates on or after November 17, 1999 and before November 17, 2009, for any reason other than a discharge for cause, Stanhome will pay him each month for the duration of his life the benefit which would be payable if the provisions of paragraph

1 above were applied as of the date of such termination, provided that the portion of the benefit determined under paragraph 1 shall be reduced by the following percentages based on Employee's age at his termination date (to be adjusted on a daily pro-rata basis if Employee retires on a day other than his birthday):

                  Age at Termination            Percentage
                        62-64                       0%
                        61                          2%
                        60                          4%
                        59                          9%
                        58                         14%
                        57                         19%
                        56                         24%
                        55                         29%

         (b) If Employee's employment terminates involuntarily before November 17, 1999 for any reason other than cause, he shall be entitled to receive the benefit determined under subparagraph 2(a) as if he had reached age fifty-five (55) on the date of his termination, but such benefit shall not be payable until his fifty-fifth (55th) birthday.

         (c) During a period beginning on the later to occur of his 55th birthday and his termination date and ending on his 65th birthday, or if different by law such other age as then entitles Employee to receive his actual, unreduced Primary Social Security benefit, the Company shall pay him an additional monthly amount equal to his Primary Social Security Benefit.

         (d) If Employee's employment terminates by reason of discharge for cause, neither he nor his wife shall be entitled to receive payment of any kind under this agreement; "cause" hereunder shall mean dishonesty, misconduct, insubordination or any activity which would cause a forfeiture of rights under paragraph 9 below if it occurred following termination of employment.

      3. Disability.

         (a) In the event Employee becomes disabled after reaching age 55 but while still employed by Stanley, he shall receive, commencing with the month following the commencement of his disability, a monthly amount determined under paragraph 1 that would have been payable to him if he had remained employed until retirement at age 65 at the annual rate of compensation in effect at the time of his disability, provided that the amount payable hereunder shall be reduced by the monthly value of any benefit paid to Employee under a sick leave policy or long-term disability income plan maintained by Stanhome for so long as such benefits remain payable.

         (b) If Employee applies for payment of a social security disability benefit prior to age 65 and his application is denied, the Company shall also pay Employee an additional amount equal to his Primary Social Security Benefit for as long as Employee remains ineligible to receive such social security disability benefit prior to age 65, or if different by law the then age at which Employee then becomes entitled to receive his actual Primary Social Security Benefit.

      For purposes hereof, an Employee shall be deemed to be disabled when he is rendered incapable of performing the work for which he was employed by a medically determinable physical or mental condition which is likely to result in death or to be of long-continued and indefinite duration.

      4. Survivors Benefit.

         (a) In the event that Employee dies while employed by Stanhome prior to reaching age fifty-five (55), or in the event that Employee's employment by Stanhome is involuntarily terminated prior to age fifty-five
(55) for any reason other than cause, and he dies subsequent to such termination, Stanhome will pay his surviving spouse, subject to subparagraph (d) below, commencing on the date that Employee would have been fifty five (55) had he lived, a monthly amount for the remainder of her life equal to fifty percent (50%) of the benefit which would have been paid to Employee commencing on his fifty-fifth (55) birthday pursuant to subparagraphs 2(b) and 2(c) above, provided however that supplemental social security payments pursuant to subparagraph 2(c) of this contract to a spouse shall not be subject to actuarial reduction under subparagraph (d) below, shall not be payable to her unless or until she reaches the age of fifty-five (55) and shall only continue until she reaches the age of 65, or if different by law such other age as then entitles her to receive her actual, unreduced Primary Social Security benefit.

         (b) In the event that Employee dies after age fifty-five (55) while still employed by Stanhome, Stanhome will pay his surviving spouse, subject to subparagraph (d) below, a monthly amount for the remainder of her life equal to fifty percent (50%) of the monthly benefit that would have been paid to Employee under paragraph 1 or subparagraphs 2(a) and (c), whichever is applicable, had he retired on the day immediately prior to the date of his death, provided however that supplemental social security payments pursuant to paragraph 2(c) of this contract to a spouse shall not be subject to actuarial reduction under subparagraph (d) below, shall not be payable to her unless and until she reaches the age of fifty-five (55) and shall only continue until she reaches the age of sixty-five (65), or if different by law such other age as then entitles her to receive her actual unreduced Primary Social Security benefit.

         (c) In the event that Employee's employment by Stanhome terminates after age fifty-five (55) and he subsequently dies while receiving payments hereunder, Stanhome will pay his surviving spouse, subject to subparagraph (d) below, a monthly amount for the remainder of her life equal to fifty percent (50%) of the monthly benefit he was receiving at the time of his death, provided however that supplemental social security payments pursuant to paragraph 2(c) of this contract to a spouse shall not be subject to actuarial reduction under subparagraph (d) below, shall not be payable to her unless and until she reaches the age of fifty-five (55) and shall only continue until she reaches the age of sixty-five (65), or if different by law such other age as then entitles her to receive her actual unreduced Primary Social Security benefit. In the event Employee was disabled and had been receiving a benefit under paragraph 3, the surviving spouse shall be entitled to receive fifty percent (50%) of the benefit payable under paragraph 3 without reduction thereunder for any benefits being paid to Employee under a sick leave policy or a long-term disability income plan maintained by Stanhome except to the extent such benefits remain payable to such spouse following Employee's death, provided however that supplemental social security payments, pursuant to subparagraph 3(b) of this contract to a spouse shall not be subject to actuarial reduction under subparagraph (d) below, shall not be payable to her unless and until she reaches the age of fifty-five (55) and shall only continue until she reaches age sixty-five (65), or, if different by law, such other age as then entitles her to receive her actual unreduced Primary Social Security benefit.

            (d) No amounts shall be paid a surviving spouse under subparagraph (a) or (b) above unless she shall have survived Employee for a period of 30 days and shall have been married to him throughout the 1 year period ending on Employee's date of death. Further, if the age of Employee at the date of his death exceeds the age of his surviving spouse on such date by more than 5 years, the benefit payable to such spouse hereunder shall be actuarially reduced in a manner calculated to reflect the difference in her actual life expectancy at the time of his retirement and her life expectancy if she were 5 years younger than Employee.

         (e) If the sum of $20,000 exceeds the total amount paid to the surviving spouse at time of her death, such excess shall be paid to a beneficiary to be designated by the Employee, or in the absence of his designation, by his surviving spouse, in writing to Stanhome, provided that in the event no beneficiary has been designated or the designated beneficiary does not survive such spouse for a period of 30 days, such excess shall be paid to the personal representative of the surviving spouse.

      5. Annual Compensation. For purposes hereof, Employee will be deemed to have been employed for the entire calendar month during which his employment terminates and his annual compensation shall be measured on the basis of twelve month periods ending with the last day of such month.

      "Compensation" for the purposes hereunder shall include total wage, salary and commission payments received by Employee from Stanhome including base pay, overtime and bonuses but not including Company contributions under the Stanhome Employees' Profit-Sharing Retirement Plan or under any group life insurance or other qualified or non-qualified employee retirement or benefit plan or any payment designated by the Company as an allowance for Employee's business expenses (except for the personal use portion of any Company car allowance up to 70% of such allowance). Compensation shall not be reduced by the amount of any elective contributions by Employee under any 401(k) plan of Stanhome. Management Incentive Plan bonuses which are normally awarded in the first half of March of each year if the Plan criteria are met, shall be deemed to have been received, whether or not payment is deferred, in the calendar year with respect to which such bonus is earned, allocated thereto on a monthly basis. Other compensation whose receipt is deferred by Employee shall be deemed to have been received for the purposes hereof at the time such compensation would have been received, if there had been no such deferral.

      In the event Employee's compensation for the last twelve-month period cannot be determined by the time the first payment becomes due hereunder, e.g., due to a bonus payable on the results of the Company's operations for a year in which Employee retires prior to the end of such year, then the first payments due hereunder shall be based on the estimated amount that Employee will be entitled to actually receive. The exact amount due Employee shall be determined as soon as practicable, provided that following such determination and corresponding adjustment in the monthly payment to Employee the Company shall pay Employee an additional lump sum to adjust for any underpayment to Employee and Employee shall refund to Company any overpayment.

      6. Primary Social Security Benefit. An Employee's Primary Social Security Benefit shall be determined on the day prior to the date on which Employee's employment with Stanhome terminates and shall be equal to the estimated old age retirement benefit Employee will be entitled to receive under the federal Social Security Act at age 65 (or if different by law such other age as may then entitle a person to receive his social security retirement benefits based on his unreduced "primary insurance amount" under the Social Security Act as then in effect) based on his earnings up to the day preceding his termination date.

      7. Payment. Amounts payable under the above paragraphs will be paid on or about the end of the month to which the payment relates. Payment will be made for the full month in which Employee's death occurs.

      8. Confidential Information and Covenant Not to Compete.

         (a) Employee agrees that following termination of employment he will not disclose any trade secrets or any confidential information nor do anything detrimental to Stanhome or any of its affiliated companies.

         (b) Employee will neither engage nor assist during his life, directly or indirectly, in work for or with any business organization using any direct selling sales method in the sale of merchandise nor in any activity competitive, directly or indirectly, with Stanhome or any of its affiliated companies without Stanhome's written consent in advance nor will he do anything to interfere, directly or indirectly, with the business of Stanhome or of any of its affiliated companies. "Direct Selling Sales Method" shall mean the selling or offering to sell either through employee sales personnel or through or by independent salespersons to consumer purchasers or prospective consumer purchasers at their residences or at other places not under the control of the seller. This includes but is not limited to party plan or home demonstration, club demonstration and door-to-door selling.

         (c) Employee's obligations under the foregoing subparagraphs of this paragraph 8 shall continue notwithstanding the termination of his rights to receive any payments hereunder.

         (d) Subparagraph (b) of this paragraph 8 does not apply to the affiliation of Employee with any financial organization which includes among its clients a business organization described in that subparagraph. Employee agrees that in the event of such affiliation he will not participate directly or indirectly in matters affecting any such client.

      9. Forfeiture of Payments. Stanhome may discontinue payments hereunder and have no further liability under this agreement in the event that Employee fails to observe any of the terms of this agreement, provided, however, that if his failure to observe is limited to the terms of subparagraph 8(b) above and is his first failure, Stanhome shall give him written notice thereof and if, within 15 days of such notice, Employee gives Stanhome written notice of his discontinuance of the activity complained of, payments hereunder shall be reinstituted.

      10. Assignment. Neither Employee nor his wife shall have any right to commute, encumber, or dispose of the right to receive payments hereunder, which payments and the right thereto are expressly declared to be nonassignable and nontransferable. All rights under the Contract are merely unsecured contractual rights of Employee or Employee's spouse against Stanhome. Employee and Employee's spouse are unsecured general creditors of Stanhome. Stanhome intends to set aside certain assets in a trust for the payment of benefits under this Contract. In the event of the insolvency or bankruptcy of Stanhome, any assets set aside in such trust shall at all times be subject to the claims of Stanhome's general creditors as if such assets were general assets of Stanhome.

      11. Binding Effect. This agreement shall be binding upon and inure to the benefit of any successor of Stanhome and any such successor shall be deemed substituted for Stanhome under the terms of this agreement. As used in this agreement, the term "successor" shall include any person, firm, corporation, or other business entity which at any time whether by merger, purchase, or otherwise, acquires all or substantially all of the assets or business of Stanhome.

      12. Not an Employment Agreement. This agreement is not an employment agreement and Stanhome reserves the right to discharge Employee with or without cause. The agreement in no way affects his rights under the Stanhome Inc. Employees' Profit-Sharing Plan or under any Stanhome group or other insurance policy.

      13. Notices. Any notice required or permitted to be given under this agreement shall be sufficient if in writing, and if sent by registered mail, or delivered, to his residence in the case of Employee, at 26 Longfellow Road, Holyoke, MA., or in the case of Stanhome, to its principal office at 333 Western Avenue, Westfield, Massachusetts, Attn: President. Either party may change the address to which notices are to be addressed by notice in writing given to the other in accordance with the terms hereof.

      14. Waiver of Breach. The waiver by Stanhome of a breach of any provisions of this agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

      15. Governing Law. This agreement shall be deemed made in the Commonwealth of Massachusetts, and its form, execution, validity, construction and performance shall be construed in accordance with the laws of said Commonwealth.

      16. Entire Agreement. This agreement constitutes the entire agreement of the parties. It may not be changed orally but only by an agreement in writing signed by Employee and for Stanhome by its Chief Executive Officer.

      17. Severability. In the event that any of the terms or provisions of this agreement or any portion of such terms or provisions shall be determined to be invalid or inoperative, such determination shall not affect the efficacy of the balance of the agreement and any such invalid or inoperative term or provision shall be deemed severable.

      IN WITNESS WHEREOF the parties have executed this agreement.

"STANHOME":                         STANHOME INC.


                                    BY/s/H.L. Tower
                                       Its President


Attest:


/s/Robert C. Alsop
Secretary


"EMPLOYEE":                         /s/Allan G. Keirstead
                                    Allan G. Keirstead

EXHIBIT A

                            Life Annuity Value

      Age                               Value of $1. payable annually
                                        for life, with first payment
Male     Female                         at age shown on left

 49        55                                    11.7932
 50        56                                    11.6405
 51        57                                    11.4831
 52        58                                    11.3209
 53        59                                    11.1537
 54        60                                    10.9814
 55        61                                    10.8037
 56        62                                    10.6203
 57        63                                    10.4301
 58        64                                    10.2325
 59        65                                    10.0274
 60        66                                     9.8156
 61        67                                     9.5977
 62        68                                     9.3737
 63        69                                     9.1434
 64        70                                     8.9066
 65        71                                     8.6649
 66        72                                     8.4198
 67        73                                     8.1739
 68        74                                     7.9286
 69        75                                     7.6846
 70        76                                     7.4421